Exhibit 99(p)(24)

BAILLIE GIFFORD

Code of Ethics - 2016

Letter from the Joint Senior Partner and Head of Compliance

Dear Colleagues,

The Code of Ethics Policy is a very important area for us because our clients have put a great deal of trust in Baillie Gifford to manage their assets in their long term interests. For us to respect that trust there are two things that we must focus on:

•	Firstly, making sure that we put clients’ interests at the heart of everything that we do; and

•	Secondly, making sure that we identify and manage any conflicts of interest between our interests and those of the client.

The compliance culture and ethics of a firm are vitally important to clients and regulators alike. Our clients refer to the Code of Ethics Policy as the “window on the culture of the firm”. They are interested in adherence with the policy and often ask for information on code violations as an indicator of the overall culture of the firm.

Regulators have also put ‘culture’ at the centre of their agenda. Culture is regarded as the DNA of the business; shaping behaviours and ethics. At Baillie Gifford we have built our reputation by acting with integrity.

The Code of Ethics Policy sets out the processes, procedures and principles in this area and we ask you to give it your full attention. If you have any questions, please do not hesitate to contact a member of the Compliance Conduct Assurance team or email CodeofEthicsQueries@bailliegifford.com.

Thank you.

Andrew Telfer	Lindsay Gold
Joint Senior Partner of Baillie Gifford & Co	Head of Compliance and
Chief Compliance Officer of Baillie Gifford Overseas Ltd

1. Introduction

1.1 Application

The Code of Ethics applies to

•	All employees of Baillie Gifford entities

•	Partners

•	Fixed term, temporary and agency staff

•	Interns and summer students

•	Secondees

•	Contractors (with systems access)

Each of these individuals and in some specified cases, persons who are connected to the individual, are required to comply with the Code of Ethics which forms part of the ‘Compliance - Personal Responsibilities’ section of the Group Compliance Manual (located in the online Document Library on the Loop) and their employment contract. These individuals are known as ‘access persons’ for the purposes of US securities laws.

1.2 Scope

The Code covers all firms within the Baillie Gifford Group and has been adopted by the relevant Boards of Baillie Gifford regulated entities within the Group and the Group’s Compliance Committee. . It is designed to ensure compliance with relevant regulatory requirements applicable to the Baillie Gifford Group and in particular UK FCA and US SEC requirements.

The Code of Ethics covers:

•	guiding ethical principles which apply to all staff

•	managing conflicts of interest which may occur between Baillie Gifford and the personal interests of members of staff

•	personal dealings in shares

•	receiving and giving of gifts, hospitality and other forms of inducement.

•	Whistleblowing Policy.

1.3 Purpose

At Baillie Gifford we have a fiduciary duty to our clients when acting as their investment manager or adviser. This requires us at all times to act in the best interests of our clients and to treat them fairly. We must avoid situations where we place our own interests ahead of the interests of clients. The Code of Ethics is designed to assist us in ensuring we meet these fiduciary standards when acting for clients.

1.4 Staff Obligations

As a member of staff you are obliged to comply with your regulatory obligations under the various regulatory systems to which the Group is subject, including applicable federal securities laws. You are required to:

•	read and adhere to the Code of Ethics. If you have any questions please consult the Head of Compliance; and

•	complete and submit an online Personal Holdings Report and submit a Certificate of Compliance on first becoming a member of staff and annually thereafter.

You will be provided with details of any changes to the Code at the time these are made. Training will be provided on the terms of the Code as part of your staff induction and annually thereafter, or more frequently in the event of a material change.

1.5 Violations

Failure on the part of members of staff or their Connected Persons (where applicable) to follow these procedures will be taken seriously and regarded as a disciplinary matter under the rules and procedures set out in the Staff Handbook. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice.

Any member of staff who becomes aware of a violation of the Code of Ethics must promptly report that violation to the Head of Compliance, who may, at his discretion, refer the violation to the Legal and Compliance Partner as well as the relevant Board and Compliance Committee for resolution in terms of section 1.6 below.

1.6 Interpretation and Waiver

With respect to matters of interpretation or dispute arising under the Code of Ethics, the Head of Compliance may refer to the Compliance Committee of Baillie Gifford who may, exercising their reasonable judgment, make determinations as to the meaning and effect of the Code of Ethics. The Head of Compliance may, in consultation with the Compliance Committee, grant written waivers of the provisions of the Code in appropriate instances. However, waivers will be granted only in rare instances and some provisions of the Code that are mandated by law or regulation cannot be waived. The Head of Compliance is responsible for maintaining appropriate records of and preparing any reports required with respect to, any waivers of provisions of the Code.

1.7 Monitoring

Adherence by staff to the terms of the Code will be monitored by the Compliance Department. The issue, receipt and content of Holdings Reports and Certificates will be co-ordinated and monitored by that Department. Regular monitoring of personal account dealing, gifts and entertainment records and other forms of inducements will also be undertaken to ensure there are no actions which are contrary to our regulatory obligations and that we always act in the best interests of clients. The results of this monitoring will be reported to the relevant Boards and Compliance Committee.

1.8 Material Changes

Material changes to the Code of Ethics must be ratified by the relevant Boards of the SEC regulated firms and investment companies within the Group and the Group’s Compliance Committee.

2. Ethical Principles

2.1 Introduction

Baillie Gifford’s reputation and success is based upon its professionalism and maintenance of high ethical standards. It is expected and indeed demanded from our clients that we adhere to robust ethical standards in all aspects of our activities.

This section of the Code of Ethics sets out guiding principles which apply to all staff relating to ethical conduct. It also provides some guidance on addressing and resolving ethical issues.

In addition, many individuals within the Group will be subject to ethical principles and codes of conduct which are adopted by various professional organisations to which they are members. Baillie Gifford’s Code of Ethics is designed to be complementary to, and consistent, with these other standards.

The Code of Ethics cannot cover every ethical situation that might arise at Baillie Gifford. After having read and understood the content of the Code of Ethics Policy, all members of staff will be responsible for complying not only with its letter, but also with its spirit and principles. These are set out in the Guiding Ethical Principles below.

2.2 Guiding Ethical Principles

Each member of staff must follow these guiding principles:

2.2.1 Fairness

To act fairly at all times when dealing with clients and counterparties of Baillie Gifford. Fairness requires impartiality, objectivity, and honesty.

For example, when communicating with clients you should make every reasonable effort to provide full, fair and accurate information and should avoid withholding any relevant information.

2.2.2 Honesty and integrity

To act honestly and with integrity in fulfilling the responsibilities of your role and seek to avoid any acts or omissions or business practices which damage Baillie Gifford’s reputation or which are deceitful, oppressive, or improper.

For example, Baillie Gifford should only employ fair methods to win or retain business for the firm. Staff should avoid offering unduly lavish or overly frequent gifts and hospitality and should avoid ‘pay to play’ practices, i.e. making political contributions to those in a position to influence the selection of Baillie Gifford. Baillie Gifford is committed to carrying on business fairly, honestly and openly and has a zero tolerance approach to bribery.

2.2.3 Adherence to law and regulation

To observe applicable law, regulations and professional conduct standards when carrying out your activities and to interpret and apply them to the best of your knowledge and ability according to these guiding ethical principles.

For example, you must familiarise yourself with, and adhere to at all times, the requirements contained in the: Anti-Financial Crime Policy; the Anti-Money Laundering, Counter-Terrorist Financing & Sanctions Policy; the Anti-Bribery & Corruption Policy; the Code of Ethics Policy; the Market Abuse and Insider Dealing Manual; Data Protection Policy; and Information Security & Electronic Communications Policy. These policies set out your personal compliance responsibilities and are available to all staff in the ‘Compliance - Personal Responsibilities’ section of the Group Compliance Manual.

2.2.4 Market conduct

When executing transactions or engaging in any form of market dealings, to observe the standards of market integrity, good practice and conduct required by, or expected of, participants in that market.

2.2.5 Loyalty to clients

To place the interests of our clients ahead of your own interests and to manage fairly and effectively, and to the best of your ability, any relevant conflict of interest. To the extent feasible, conflicts of interest should be avoided or at least appropriately managed and disclosed in accordance with Baillie Gifford’s conflicts procedures.

Baillie Gifford’s investment recommendations and other proprietary information are for the exclusive use of our clients. We should not use this proprietary information for personal benefit. If in doubt, refer to the Compliance Department for guidance.

2.2.6 Maintaining confidentiality

To respect the confidentiality of information on current, former and prospective clients which is obtained through your work and refrain from using or disclosing this for unethical purposes or illegal advantage.

For example, you must be extremely careful when sharing confidential client data with an outside party and should only do so if it is absolutely necessary. Authorisation may be required from your Head of Department for this. If in doubt, you should refer to the Information Security and Electronic Communications Policy (located in the online Document Library on the Loop) which includes the three levels of data security classification and rules on how to handle this data.

2.2.7 Transparency

If you are in any doubt that you may have a conflict of interest, or if you think that there could be a perception of one, you should disclose the details to your Head of Department, to the Compliance Department or to the relevant chairperson of the board, committee or group concerned, as appropriate.

For example, consider the situation where you have a personal shareholding in a company and you are contributing to an investment discussion on whether to buy this company for clients. It may be appropriate to disclose this potential conflict to the chairperson of that decision making group.

2.3 Resolving Ethical Issues

In business life we will be confronted from time to time with ethical issues to determine. In dealing with these an important consideration is any impact the decision may have on clients. Also, has the process of coming to the decision been fair, with full consideration of the facts, issues and alternatives? Has it involved all stakeholders with an interest? Have you identified any competing interests or conflicts of interest? These questions would be relevant where considering whether to accept a gift or entertainment, and also considering the implications of an incident.

3. Conflicts of Interest

3.1 Introduction

Inherent throughout the Code of Ethics is the principle that all members of staff have a responsibility to place the interests of the Group’s clients ahead of their own and resolve conflicts in favour of the Group’s clients. In order to achieve this, all activities undertaken by members of staff must be conducted in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility. Furthermore, all action taken by staff must be undertaken in a manner which does not interfere with the interests of Baillie Gifford’s clients or take unfair advantage of Baillie Gifford’s relationship with its clients.

3.2 Identification and Types of Conflict of Interest

3.2.1 What is a conflict of interest?

A conflict of interest arises when personal matters or obligations interfere with business activities and influence the decisions made by members of staff, which have or could have a detrimental effect on the firm’s clients. When considering conflicts of interest it is important to consider how the situation would be viewed by an independent party.

3.2.2 Identification of conflicts of interest

Conflicts of interests which require to be identified by members of staff are those which arise between:

•	the Group, its connected persons and a client of the Group; or

•	one client of the Group and another client of the Group.

3.2.3 Types of conflicts of interest

When identifying whether a conflict of interest arises in the course of business and whether the existence of this conflict may adversely affect the interests of a client, staff should consider whether the individual, firm or certain persons connected with the firm:

•	are likely to make a financial gain or avoid a financial loss at the expense of a client;

•	has an interest in the outcome of the service provided to the client or of a transaction carried out on behalf of the client;

•	has a financial or other incentive to favour the interest of another client or group of clients over the interests of the client;

•	carries on the same business as the client; or

•	receives or will receive from a person (other than the client) an inducement in relation to the service provided, in the form of monies, goods or services, other than the standard commission or fee.

The ‘Compliance Systems and Controls’ section of the Group Compliance Manual (located in the online Document Library on the Loop) contains Baillie Gifford’s conflicts policy and matrix. This matrix details potential and actual conflicts of interest which have been recognised by the firm. Please refer to this document for further information regarding the types of conflict which have been identified.

If you are in doubt about whether a conflict has arisen please consult the Head of Compliance.

3.3 Duty to Disclose

All members of staff have in the first instance an obligation to manage or avoid all conflicts of interest. If it is not possible to manage or avoid a conflict of interest then the potential or actual conflict which may impair your objectivity when undertaking your daily activities must be disclosed. All disclosures should be made to your Head of Department and the Head of Compliance.

3.4 Outside Business Interests and Personal Associations

In order to ensure that staff do not engage in any activities that would detract, divert from or conflict with, the proper performance of their Baillie Gifford employment or would be in conflict with the interests of the firm, staff and Partners must inform the Human Resources department of any work they undertake where they receive any kind of remuneration if this is for anyone other than Baillie Gifford. In addition, staff and Partners must inform Human Resources prior to accepting work as a Director or Non-executive Director of a listed company or any business – related directorships, so that written approval from the Head of Compliance can be arranged.

Please see the Staff Handbook (located in the online Document Library on the Loop) for full details of the firm’s policy regarding outside business interests and employment.

In addition to the above, Registered Persons of BGFS are additionally required to obtain prior written approval from the Chief Compliance Officer of BGFS for any Director appointments or any work for which they will receive compensation outside of their Baillie Gifford employment.

We also must take steps to ensure that any personal interest or personal association does not affect, or reasonably appear to affect, our conduct or actions in Baillie Gifford and therefore conflict with our duties to clients or the firm. Any Significant Relationship with another person working in a relevant business connected to Baillie Gifford may need to be disclosed to the Compliance Department. Relevant businesses would include:

•	Investment managers

•	Brokers

•	Clients of Baillie Gifford

•	Consultants/advisers to clients of Baillie Gifford or investors in Baillie Gifford funds

•	Companies in which Baillie Gifford invests on behalf of our clients

•	Other organisations with which Baillie Gifford has a contractual relationship.

A relationship with another person would be deemed significant if an independent third party might reasonably consider that it could affect your actions or those of a personal associate (whether or not it does so affect your conduct). If you have a relationship with an associated person that could potentially give rise to a conflict of interest, or the perception of one, then this should be disclosed to the Compliance Department. The Compliance Department will determine if the relationship needs to be recorded and whether any action needs to be taken to manage the conflict.

These disclosures are designed to ensure that our work is carried out on behalf of clients in an environment that is free from any suggestion of improper influence. If you are in any doubt as to whether a business interest or personal association or relationship needs to be disclosed, please contact a member of the Compliance Department for guidance.

4. Personal Account Dealing Policy

4.1 High Level Overview

Baillie Gifford’s first priority is in ensuring that in all circumstances, the firm’s clients’ interests are placed first and each client obtains the best execution of trades which we can arrange on their behalf. In order to ensure that this priority is consistently met, all staff have a responsibility to ensure that in no circumstances will clients be disadvantaged by employee PA Dealing.

The basic premise of Baillie Gifford’s PA Dealing Policy is that PA Dealing is permitted subject to a number of restrictions. Baillie Gifford therefore gives general permission to all members of staff and to their Connected Persons (defined later) to carry out investment transactions in designated investments in accordance with the following procedures. All staff must ensure that undertaking PA Dealing activities does not distract them from their day-to-day responsibilities.

4.2 General Rule on PA dealing

A member of staff or their Connected Persons are prohibited from

1.	Entering into a PA deal where

a)	that person is prohibited from entering into it under the law and regulations governing market abuse and insider dealing as set out in the Baillie Gifford Market Abuse Policy. The Policy requires that no member of staff make personal use of material non-public information or engage in a securities transaction available only by reason of his or her position within Baillie Gifford. If a member of staff is aware that an investment opportunity is being actively considered by Baillie Gifford, they must first ensure that this is made available to Baillie Gifford before taking personal advantage of the opportunity. It is the personal responsibility of the member of staff to ensure that they are familiar with the provisions of that Policy.

b)	it involves the misuse or improper disclosure of confidential or proprietary information relating to clients or transactions for clients.

c)	it conflicts or is likely to conflict with a regulatory obligation which Baillie Gifford owes to its clients.

2.	Advising or procuring any other person to enter into a transaction which would be precluded under 1 above.

3.	Disclosing any information or opinion to any other person where it is reasonably likely that the result of that disclosure will lead to an activity precluded under 1 or 2 above.

a)	Entering into a PA deal or purchasing a contract of insurance, the purpose of which is to hedge away the risk of any downward adjustment in deferred remuneration which that member of staff may be entitled to receive under the firm’s remuneration policy.

A person will be considered to have undertaken such personal hedging if:

a)	The staff member enters into a contract with a third party; and

b)	The contract requires the third party to make payments directly or indirectly to the staff member that are linked to or commensurate with the amounts by which the staff member’s variable remuneration has been reduced.

Failure on the part of members of staff or their Connected Persons to follow these procedures will be regarded as a disciplinary matter under the rules and procedures set out in the Code. If it is determined that gross misconduct has taken place, the member of staff may be subject to instant dismissal without payment in lieu of notice (If you are in any doubt as to whether an intended transaction for yourself or for a Connected Person is subject to the rules of the Policy you should check with the Compliance Department beforehand).

The remainder of this policy details the following information:

4.3	Application of Personal Account Dealing Policy

4.4	Prohibited and Exempt Securities and Transactions

4.5	Practical Procedures for Obtaining Permission

4.6	Practical Procedures to be followed in Special Circumstances

4.7	Reporting Requirements

4.8	Summary table of Security Types and Pre-Clearance and Reporting Requirements

4.3 Application of Personal Account Dealing Policy

The PA dealing rules apply to the following:

•	All those listed in section 1.1 of this Policy

And ‘Connected Persons’ which include:

•	Immediate family (immediate family includes spouses, co-habitees, children under the age of 18 and immediate family members sharing the same household. It would also include parents/in-laws or other persons where decision making as to their investments is taken by them under advice from the member of staff);

•	Organisations for whom members of staff have an active investment advisory input (this could include charities, churches, clubs etc);

•	Trusts where as trustee the member of staff exercises investment influence (i.e. as sole trustee or a trustee exercising a considerable influence. In this case the trust must be made aware of the connection with Baillie Gifford & Co and must be requested to report transactions in securities of companies under our management to the member of staff serving as a trustee. He should then report the transaction to the Head of Compliance); and

•	Syndicates where friends/family group together for the purpose of purchasing shares

Throughout this Policy, the above categories are referred to as Connected Persons.

The Policy applies to the following types of instruments (“covered securities”):

•	equities

•	bonds;

•	derivatives;

•	BG Unit Trusts/OEICS;

•	Investment Trusts and other close end vehicles;

•	unquoted investments; and

•	spread betting on financial instruments.

It also applies to any investment in any of the above instruments through a wrapper product such as an ISA, SIPP (including the Baillie Gifford Select SIPP), share plan or Variable Insurance Product. Please note that permission is not required for any deals through the Baillie Gifford Group Personal Pension Plan (‘GPPP’).

The table in section 4.8 sets out various security types and transactions and whether they are covered by the Personal Account Dealing Policy, Preclearance and Reporting Requirements.

If a member of staff is in any doubt as to whether an instrument is included or not in the Policy they should contact the Compliance Conduct Assurance Team or email CodeofEthicsQueries@bailliegifford.com.

4.4 Prohibited and Exempt Securities and Transactions

4.4.1 Prohibited securities and transactions

No member of staff is permitted to purchase or sell, directly or indirectly, any security in which he or she acquires any direct or indirect personal holding and which, to his or her knowledge, is currently being purchased or sold by Baillie Gifford or which, to his or her knowledge, Baillie Gifford is actively considering recommending for purchase or sale. These prohibitions shall continue until the time that Baillie Gifford decides not to recommend such purchase or sale, or if this recommendation is made, until the time that Baillie Gifford completes, or decides not to enter into, the recommended purchase or sale. These prohibitions also apply to any purchase and sale by any member of staff of any convertible security, option, warrant or other derivative security, or any private placement of any issuer whose underlying securities are being actively considered for recommendation to, or are currently being purchased or sold by, Baillie Gifford. Any profits realised on trades made by members of staff within the proscribed period may require to be disgorged, particularly where the member of staff had, or was in a position to have had, knowledge of the fact that securities were being purchased or sold on behalf of Baillie Gifford’s clients.

4.4.2 Exempt securities and transactions

4.4.2.1 Securities exempt from pre-clearance requirements

The pre-clearance and reporting obligations shall not apply to the following exempt securities:

a)	purchases or sales of securities that are direct obligations of the government of the United States or United Kingdom, bankers’ acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements);

b)	shares of money market mutual funds;

c)	shares of registered open-end management investment companies other than the Baillie Gifford sponsored OEICS, Unit Trusts and mutual funds;

d)	shares of US unit investment trusts (i.e. variable insurance contracts that are funded by insurance company separate accounts organised as unit investment trusts) that are invested exclusively in one or more registered investment companies. Please note that UK Investment Trusts are not exempt securities and that pre-clearance requirements apply.

The pre-clearance requirements shall not apply to the following transactions (although they will need to be disclosed in the Annual Holdings Report):-

4.4.2.2 Transactions exempt from pre-clearance requirements

a)	purchases effected upon the exercise of rights (e.g. automatic reinvestment of dividends) provided by an issuer pro rata to all holders of a class of its securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

b)	personal transactions effected under a discretionary portfolio management service where there is no prior communication in connection with the transaction between the portfolio manager and the relevant member of staff or other person for whose account the transaction is executed.

4.4.3 Prohibition on short-term profits

No member of staff may engage in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. All profits realised on such short-term trades will normally require to be disgorged. Subject to pre-clearance a securities transaction which occurs within the 60 day period as a result of a change in personal circumstances which takes place or becomes known during the period may not be considered a violation of this section or subject to the disgorgement rule upon review and approval of the Head of Compliance.

4.4.4 Investor PA trades (“Blackout Period”)

Investment Personnel are not permitted to PA trade in the 7 calendar day period after a fund/strategy that they are involved in has traded in the same security.

In addition, Investment Personnel are not permitted to PA trade in the seven calendar day period before a fund/strategy that they are involved in trades in the same security, where they were aware, at the point of requesting permission to trade and at the point of placing their PA dealing instruction, that a client order in that security was pending.

All profits realised on trades by Portfolio Managers within the proscribed period will normally require to be disgorged.

4.5 Procedures for Obtaining Permission

Prior to undertaking a PA Deal, members of staff are required to:

•	obtain permission to use their desired broker (It is only necessary to follow this procedure on the first occasion of using a particular stockbroker); and

•	to obtain internal pre-clearance from the Code of Ethics System (every time a PA deal is undertaken).

It is important that members of staff take all reasonable steps to ensure that these procedures are followed by whoever is dealing. The onus is on the member of staff to obtain permission and ensure that contract notes are sent to the Head of Compliance where the dealing is for a Connected Person.

4.5.1 Procedures for obtaining broker permission

Before a member of staff or a Connected Person begins to effect a transaction with a particular firm of stockbroker’s permission must be obtained to use that broker. It should be noted that this also applies to on-line dealing. The reason for this permission is to inform the Broker that the member of staff works for Baillie Gifford and to ensure that brokers supply to the Head of Compliance, no later than 30 days after the end of the quarter in which the trading activity occurred, duplicate copies of confirmations of all personal securities transactions. Such confirmations may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security.

Each confirmation received from the broker shall be treated confidentially and will be maintained on file by the Compliance Department. The reports are, however, available for inspection by authorised members of the staff of regulatory authorities supervising Baillie Gifford’s investment business.

Note: No broker confirmation letters are required for transactions undertaken in an automatic investment plan. Furthermore, no Non – Executive Director of a Baillie Gifford company) shall be required to report or provide broker confirmation unless the Director knew or should have known that during the 15 calendar days before and after such Director’s transaction in any security, Baillie Gifford purchased or sold the same security, or Baillie Gifford considered purchasing or selling the same security.

Every member of staff must (for their own dealing and that of a Connected Person):

•	Notify the firm of stockbrokers that they work at Baillie Gifford & Co;

•	Not accept or request any credit or special dealing facilities in connection with his dealings (The only exception to this rule is that the Management Committee may give special dispensation for members of staff to agree on rates. Where this permission is given the details must be supplied to the Head of Compliance);

•	Notify the Head of Compliance that they or their Connected Person proposes to deal with the particular firm of stockbrokers and obtain his permission to do so;

•	Prepare the relevant Broker Authorisation letter (either member of staff letter or Connected Person). Take two copies of the letter, both copies must be signed by the Head of Compliance with one being sent to the stockbroker and the other copy sent to the Head of Compliance; and

•	Ensure that a copy of the contract note is sent by the stockbroker to the Head of Compliance or an electronic confirmation if provided through an on-line dealing service.

The quick guide document sets out the procedures for obtaining broker permission through the Code of Ethics System.

Click on the appropriate link to obtain a copy of the Baillie Gifford Broker Notification Letter:

Letter 1 (Broker authorisation for member of staff)

Letter 2 (Broker authorisation for Connected Persons)

4.5.2 Procedures for obtaining internal permission

In addition to broker permission being obtained, members of staff are also required to obtain electronic internal pre-clearance from the Code of Ethics System:

Pre-clearance of a PA deal will remain valid until close of business on the next business day from the time permission is obtained. If the proposed transaction is not completed during the period in which the pre-clearance is granted, the member of staff must seek additional pre-clearance prior to completing the transaction. In the case of postal deals (e.g. deals that require an application form or instruction form to be completed, i.e. dealing is not direct through a broker); your dealing instruction should be sent within this pre-clearance period, although the trade itself does not have to be executed.

Note: Non-Executive Directors of Baillie Gifford Life Ltd are not required to obtain pre-clearance for PA deals with the following exceptions:

Pre-clearance is required for all transactions in BG managed Unit Trusts, OEICs and Investment Trusts.

Pre-clearance is required for all PA deals within 7 calendar days before and after a board meeting.

The above policy is on condition that the Non-Executive Director does not have access to non public information on client’s securities transactions or recommendations that are non-public.

The following ‘quick guide’ document sets out the procedures for submitting Trade Requests through the Code of Ethics System.

PA Dealing information will be reviewed and monitored by the Compliance Department. Should the monitoring conducted by the Compliance Department detect a potential violation of this Code or any apparent trading irregularity, that Department shall take whatever steps deemed appropriate under the circumstances to investigate said potential violation or trading irregularity. If the Compliance Department reasonably believes a violation or trading irregularity to exist, said violation or trading irregularity shall be reported to the Legal and Compliance Partner.

4.6 Practical procedures to be followed in special circumstances

Remote Access to the Code of Ethics System: Remote access is available on all Baillie Gifford devices. If a member of staff is away from the office (e.g. on business or on holiday), trade requests can be submitted through all BG devices.

Maternity/Parental Leave: If you are out of the office on maternity leave, or a period of flexible parental leave exceeding 4 weeks, there is no requirement for you to obtain PA dealing permission for any trades conducted by you (or a Connected Person) during this leave. If applicable, shareholdings in the Code of Ethics System can be amended upon your return to the office.

Limit Orders: The use of buy or sell limit orders is not prohibited under this policy, however, these must be carefully managed by members of staff as pre-clearance is only valid until close of business on the next business day from the time permission is obtained. If, upon expiry of the permission period, the limit price has not been met, the member of staff must obtain fresh permission via the Code of Ethics System or ensure the limit instruction is cancelled.

Stop Loss Orders: As for limit orders, stop loss orders (i.e. instruction to automatically sell securities if the share price reaches a pre-determined minimum price) are not prohibited under this policy, however, these must be carefully managed by members of staff as pre-clearance is only valid until close of business on the next business day from the time permission is obtained. If you wish to maintain a stop loss instruction beyond the permission period, fresh permission must be obtained via the Code of Ethics System.

4.7 Reporting Requirements

4.7.1 Initial reporting requirements

All new members of staff are required to disclose all personal securities holdings in which they have any direct or indirect holdings to the Compliance Department, within 10 days of commencing employment. The information provided must be current and no more than 45 days prior to the date the person joined the firm. Initial Holdings Reports must be submitted electronically via the Code of Ethics System.

The quick guide document sets out the procedures for submitting an Initial Holdings Report via the Code of Ethics System.

4.7.2 Annual reporting requirements

Each member of staff is also required to file an annual report disclosing all personal securities holdings by 1 February of each year. The information must be current as of a date no more than 45 days prior to the date the report was submitted. Annual Holdings Reports must be submitted electronically via the Code of Ethics System.

The following ‘quick guide’ document sets out the procedures for submitting an Annual Holdings Report via the Code of Ethics System.

Note: Holdings reports must include shares owned through an automatic investment plan. Each holdings report may also contain a statement declaring that the reporting or recording of any such transaction shall not be construed as an admission that the member of staff making the report has any direct or indirect beneficial ownership in the security. Non – Executive Directors of Baillie Gifford companies are not required to provide initial or annual holdings reports.

4.8 Summary table of Security Types and Pre-Clearance and Reporting Requirements

This list is not all inclusive and may be updated from time to time. Please contact the Compliance Conduct Assurance team for guidance as needed or email CodeofEthicsQueries@bailliegifford.com.

Security Type	Covered by Code of Ethics Policy (“Covered Security”)?	Pre-clearance Required?	Holdings Reporting Required?
Equity securities (publicly traded)	Yes	Yes	Yes
Derivatives (futures and options)	Yes	Yes	Yes
Corporate Bonds	Yes	Yes	Yes
Government securities	No	No	No
BG managed Investment Trusts	Yes	Yes	Yes
Non-BG managed Investment Trusts	Yes	Yes	Yes
BG managed OEICs/Unit Trusts	Yes	Yes	Yes
Non-BG managed OEICs, Unit Trusts, mutual funds or other open-end vehicles	No	No	No
Unlisted investments: • New issues, IPOs, private placements; • Crowd funding.	Yes	Yes	Yes
Venture Capital Trusts (“VCTs”), Enterprise Investment Scheme (“EIS”), business angel investments.	Yes	Yes	Yes
Spread betting on a covered security	Yes	Yes	Yes
Spread betting on financial markets or non-financial instruments	No	No	No
Closed-end ETFs (“Exchange traded fund”)	Yes	Yes	Yes
Open-end ETFs	No	No	No
Cash ISAs	No	No	No
Peer-to-peer lending	No	No	No
Investments within the Baillie Gifford Group Personal Pension (“GPPP”)	No	No	No
Investments within the Baillie Gifford Select SIPP	Yes	Yes	Yes
Covered securities held within an ISA, SIPP, share plan or Variable Insurance Product.	Yes	Yes	Yes
Covered securities held within a discretionary portfolio management service	Yes	No	Yes

Covered securities acquired as a result of a corporate action*:

•    Bonus (or Scrip) issues;

•    Rights issues;

•    Takeovers;

•    Reorganisations;

*where the member of staff has no influence over the timing and/or it is a set price (note: any subsequent sale of these securities would require pre-clearance).

	Yes	No	Yes
Sale of nil-paid rights or the part sale of nil-paid rights to fund a partial take up of new shares.	Yes	No	Yes

Security Type	Covered by Code of Ethics Policy (“Covered Security”)?	Pre-clearance Required?	Holdings Reporting Required?
Free shares acquired as a result of de-mutualisation (note: any subsequent sale of these securities would require pre-clearance).	Yes	No	Yes
Employee Incentive Share Schemes (Connected Persons): • Putting money aside for the future purchase of shares; • Buying shares at a set date and price; • Any subsequent sale of these shares	No Yes Yes	No No Yes	No Yes Yes

Monthly direct debit investments (in covered securities):

•    Initial monthly investment;

•    Ongoing monthly investments (if no change to initial instruction);

•    Change to initial instruction (increase, decrease, cancel, switch).

	Yes Yes Yes	Yes No Yes	Yes Yes Yes

Transfer of covered security:

•    from one person to another;

•    from one product to another;

where there is no change to the underlying holding (excluding shares sold to cover fees).

* you will need to inform Compliance of the new account where the shares will be held.

	Yes	No	Yes*

5. Inducements Policy

An area where a conflict of interest may arise is in the context of the giving or receipt of a gift or hospitality which may be viewed as a form of inducement.

Baillie Gifford must take reasonable steps to ensure that it and any person acting on its behalf does not pay or accept any fee or commission, or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty that Baillie Gifford owes to its customers or any duty which the recipient firm owes to its customers.

This Inducements Policy sets out the principles and procedures which all members of staff within Baillie Gifford must adhere to with regard to the giving or receipt of a gift or hospitality or anything else which may be viewed as an inducement, such as donations or political contributions.

The overriding principle is that all members of staff should not accept gifts, favours, entertainment, hospitality or other inducements of material value that could be seen as likely to influence their decision-making or make them feel beholden to a person or other firm.

Similarly Baillie Gifford and its members of staff should not offer gifts, favours, entertainment, hospitality or other inducements of value that could be viewed as overly generous or aimed at influencing decision-making or making the recipient feel beholden to Baillie Gifford or that member of staff.

Note: These general principles apply in addition to the more specific guidelines set out below. However, the guidelines do not attempt to cover every situation and must be interpreted in the light of the particular circumstances of each case. If you are in any doubt about any particular situation, you should consult with your Head of Department or the Compliance Department.

The remainder of this policy details the following information:

5.1	Guidelines for Gifts & Entertainment, Donations and Political Contributions.

5.2	Restrictions in Connection with the Sale of Packaged Products, i.e. Life Policies, OEICs, Unit Trusts and ISAs.

5.3	Packaged Products Guidance on Acceptable Indirect Benefits

5.4	FINRA Specific Requirements for Registered Persons of BGFS

5.5	Specific Requirements for Employees and Licenced Representatives of BGA(HK)

5.6	Gifts & Entertainment Recording Procedures

5.1 Guidelines

5.1.1 Application to all staff

The general principles and guidelines apply to all staff within Baillie Gifford irrespective of whether they are in direct contact with clients or potential clients or not.

5.1.2 Application to all third parties

Whilst the FCA requirements relate to managing or minimising conflicts which affect the services provided to our clients and to firms who in turn are advising clients, our principles also apply to other third parties who supply goods or services, whether these are supplied to clients or on the clients’ behalf or are supplied to Baillie Gifford itself. This ensures that the standards set are consistently applied by all staff and for all relationships.

5.1.3 No Solicitation

Baillie Gifford expressly prohibits staff from soliciting for themselves or for members of their family or for the firm itself, gifts, hospitality, entertainment or anything of value from a client, potential client, supplier or any other entity with which Baillie Gifford does business (other than fees and expenses properly due and payable).

5.1.4 No Cash Gifts

No member of staff may give or accept any financial instruments, including cash gifts to or from a client, potential client, or any entity that does business with or on behalf of Baillie Gifford. This applies equally to the giving or receiving of promotional competition prizes.

5.1.5 Donations

As a general rule, no cash donations should be made in connection with our clients or prospective clients. Donations of non cash prizes are acceptable, providing they meet the criteria in the Inducements policy. Cash donations are more likely to be viewed as giving rise to a conflict and our general policy is that these should be avoided. Any cash donations which are proposed, as an exception to the general rule, should be pre-cleared with the Head of Compliance. For example it may be permissible to make a cash donation to a charity on the death of a long standing contact as a client, although the amount of the donation should be carefully considered.

Please note that this does not affect charitable donations, approved via our Sponsorship Committee, which are not connected with our clients or prospects.

5.1.6 Political Contributions Policy

Political contributions by financial services firms and their personnel have come under increased regulatory scrutiny in the US. Regulators have expressed concern that some in the financial services industry are inappropriately influencing the awarding of business for state and local government entities by making political contributions to officials holding or running for office. These ‘pay-to-play’ activities are now restricted by numerous federal, state, and local laws. The Securities and Exchange Commission (SEC) has enacted a pay-to-play rule for investment advisors. This rule restricts the political contributions and political fundraising activities that may be engaged in by investment advisors and their personnel. The consequences for violations of the SEC rule and other state and local laws are significant. In the event of a violation, Baillie Gifford could be prohibited or restricted from doing business with certain government entities.

Given the scale of our activities in the US, the following procedures apply to all staff within Baillie Gifford, irrespective of whether they are in direct contact with clients or potential clients or not, and to their ‘connected persons’ (see section 4.3 of the Code of Ethics for a definition of connected persons). There will also be additional reporting obligations for US based staff. The requirements are as follows:

1.	All members of staff are required to obtain preclearance from the Compliance Department before either they or a connected person:

•	make any political contributions, either directly or indirectly, to US federal, state or local officials; or

•	participate in any political fund raising activity in the US.

Preclearance should be obtained by contacting the Head of Compliance.

2.	All members of staff must confirm on an annual basis, that they have disclosed to the Compliance Department any political contributions made to US federal, state or local officials and any political fund raising activity in the US. This disclosure will form part of the existing Personal Compliance Responsibilities Certificate that staff already submit on an annual basis.

3.	In addition to requirement (2) above, US based staff must confirm on a quarterly basis that they have disclosed to the Compliance Department any political contributions made to US federal, state or local officials and any political fund raising activity in the US. The disclosure should be submitted by e-mail upon request from the Compliance Department.

4.	Upon joining the firm, all new members of staff must disclose to the Compliance Department any political contributions made to US federal, state or local officials and any political fund raising activity in the US within the previous two years. This disclosure will form part of the existing Personal Compliance Responsibilities Certificate that all new staff are required to submit upon joining the firm.

Whilst strictly speaking the above requirements apply to US political contributions only, members of staff should also give due consideration to all other political contributions (UK or otherwise) from a general conflicts of interest and transparency perspective. Staff should disclose to the Compliance Department, any political contributions that may give rise to an actual conflict of interest, a potential conflict of interest or the perception of one.

5.1.7 De Minimis Gifts

Gifts given or received which are of a de minimis nature due to their characteristics or likely cost are unlikely to give grounds for suggestions of undue influence and are therefore exempt from the Gifts & Entertainment Recording Procedures set out in section 5.6. Typical examples of de minimis gifts would include umbrellas, diaries and pens with advertising logos for the donor company.

The Compliance Department should be consulted in any questionable situation.

5.1.8 Gifts which are not De Minimis

All gifts given or received which are not de minimis must be recorded in accordance with the Gifts & Entertainment Recording Procedures set out in section 5.6. Baillie Gifford does not specify any maximum cash value for a gift which could be given or retained by a member of staff. However, in the case of gifts received above £50 in value, the member of staff concerned should consult with their Head of Department as to the appropriate course of action. In the majority of cases gifts above £50 which are received should be:

•	surrendered to the Finance Department for use for charitable purposes or distribution as part of the firm’s annual Christmas raffle; or

•	returned to the third party concerned.

Where the member of staff wishes to retain the gift then he or she should pay for the estimated cost of the gift and this amount given to the Finance Department for use for charitable purposes.

Similarly, gifts above £50 in value should generally not be given by a member of staff.

5.1.9 Promotional Competition/Prizes

In offering any promotional competition or prizes, the member of staff responsible should:

•	consider the likely impact or influence the prize would have on the recipient; and

•	consult with a Partner or the relevant Board on the likely impact of the competition on the brand of Baillie Gifford.

In all cases the prize offered should be of reasonable value, i.e. it should not be excessive or inappropriate.

5.1.10 Business Lunches/ Dinners

The establishment and maintenance of strong relationships with our clients, suppliers, intermediaries and consultants is integral to our ability to provide effective investment management services. Routine business lunches or dinners are good mechanisms for building and maintaining relationships and are unlikely to give grounds for suggestion of undue influence unless they become overly frequent or are unduly lavish.

Generally, routine business lunches and dinners do not require to be reported under our Gifts & Entertainment Recording Procedures set out in section 5.6. The Business Expense Claims procedure will provide an adequate control over the magnitude of costs incurred by Baillie Gifford when giving such lunches and dinners.

However, many of Baillie Gifford’s US clients (particularly those covered by ERISA) are subject to specific reporting requirements regarding their acceptance of business lunches and dinners. In order for Baillie Gifford to ensure that it is able to provide clients with their required information, the following additional information should be recorded on the Business Expense Claim Form, with respect to any US clients for whom we have hosted a business lunch or dinner:

•	The name of the client being entertained;

•	The names of the individuals being entertained; and

•	The total cost of the lunch or dinner.

5.1.11 Entertainment/ Hospitality Given

All members of staff must exercise discretion in offering hospitality. Members of staff should not provide extravagant or excessive entertainment to a client, prospective client, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients. Similarly, a member of staff should not provide entertainment to such parties with undue frequency.

Members of staff may provide entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or Baillie Gifford is present at the event. If the person or Baillie Gifford is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e. gifts above £50 should generally not be given by a member of staff.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be offered if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in accordance with the Gifts & Entertainment Recording Procedures set out in section 5.6.

In many cases the value of an event will not be clear. Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

5.1.12 Entertainment/ Hospitality Received

All members of staff must exercise discretion in accepting hospitality. Members of staff should not accept extravagant or excessive entertainment from a client, prospective client, a business in which Baillie Gifford invests, or any person or entity that does or seeks to do business with or on behalf of Baillie Gifford or our clients. Similarly, a member of staff should not accept entertainment from such parties with undue frequency.

Members of staff may accept entertainment or hospitality, such as a dinner (unconnected with business), sporting, charitable or cultural event of reasonable value provided that the person or firm providing the entertainment is present at the event. If the person or firm is not present, then the entertainment becomes a gift and the procedures in section 5.1.8 apply, i.e. gifts above £50 should generally not be accepted by a member of staff.

In considering the hospitality or entertainment event, you should note that attending expensive or exclusive sporting or cultural events can draw criticism. Invitations should not be accepted if they could be construed as being unusual or risk creating a sense of obligation to the host or bias in their favour.

In situations of any doubt, consult with your Head of Department.

All entertainment or hospitality must be recorded in accordance with the Gifts & Entertainment Recording Procedures set out in section 5.6.

In many cases the value of an event will not be clear. Here, you should give your best estimate of the value at the time the decision is taken, considering the street value of the event in the eyes of a third party.

Do not hesitate to ask the host for further information about the event (e.g. cost) in order to reach a decision.

5.1.13 Travel/Accommodation Costs

In the case of a member of staff receiving hospitality or entertainment, travel and accommodation costs should be paid for by that member of staff or a request made to the organiser of the event that the individual member of staff be invoiced for these costs. Where the third party has arranged a discounted hotel rate or other reduction in the cost of the accommodation or travel, it is reasonable for the member of staff to accept this reduced rate. Likewise where the host provides communal transport which is not excessive or unduly lavish, for example the use of a mini bus.

In the case of Baillie Gifford offering hospitality, travel expenses will ordinarily be paid for by the recipient of the entertainment or hospitality. However, there may be occasions where reasonable accommodation costs can be provided by Baillie Gifford subject to this meeting the general principles of this Policy.

Further guidance is set out later in this policy on indirect benefits which are permitted to be given to authorised intermediaries in connection with Baillie Gifford’s OEIC and investment trust wrapper business.

These requirements may also be extended to our institutional business, although consideration must be given to overseas clients with specific code of ethics requirements on inducements.

5.1.14 Disclosure

A key aspect of Baillie Gifford’s Inducements Policy is disclosure. Under our procedures, all gifts (other than de minimis) and hospitality (other than routine business lunches or dinners) which are given or received are recorded in the Gifts and Entertainment Recording System. Please refer to Section 5.6 for details of the recording procedures.

Likewise, all members of staff should consider if an inducement which has been offered or received should be disclosed to a client, or potential client. This will depend upon the circumstances of each case. As an example, where a fee is paid to a third party consultant in order to place details of Baillie Gifford on a consultant database, we should disclose this payment to any potential client of the consultant who considers us for an investment mandate.

5.1.15 Client Specific Code of Ethics Requirements

A small number of Baillie Gifford’s clients have specific code of ethics requirements which go beyond Baillie Gifford’s Inducements Policy. Members of staff, and Client Contacts in particular, should consider these additional requirements when giving gifts and/or entertainment to these clients.

Click on this link to access the current list of clients with specific requirements.

5.2 Restrictions in Connection with the Sale of Package Products, i.e. Life Policies, OEICs, Units Trusts and ISAs

If a firm is required to disclose commission (or commission equivalent) (under COBS 6.4) to a client in relation to the sale of a packaged product, a member of staff should not enter into any of the following arrangements:

•	volume overrides where commission (or commission equivalent) paid in respect of several transactions is more than a simple multiple of the commission (or commission equivalent) payable in respect of one transaction of the same kind; and

•	an agreement to indemnify the payment of commission (or commission equivalent) on terms that would or might confer an additional financial benefit on the recipient in the event of the commission (or commission equivalent) becoming repayable.

5.3 Packaged Products Guidance on Reasonable Indirect Benefits

The general principles at the beginning of this section are particularly important in relation to packaged products. Staff must not pay or accept any fee or commission, or provide or receive any non-monetary benefit if it is likely to conflict to a material extent with any duty the firm owes to its customers or any duty which the recipient firm (which includes independent intermediaries) owes to its customers.

In relation to the sale of packaged products, the list of reasonable non-monetary benefits below indicates the kind of benefits that are capable of enhancing the quality of the service provided to a client and, depending on the circumstances, are capable of being given or received without conflicting with client’s best interests. However, these need to be considered on a case by case basis.

Benefits are unlikely to give rise to conflicts if they are:

•	reasonable and proportionate,

•	of a limited scale and nature,

•	do not need to be relied upon by the intermediary,

•	could reasonably not be expected to result in the channelling of business from the intermediary to Baillie Gifford, and

•	do not result in the intermediary recovering more than its reasonable costs.

The list below summarises the kind of reasonable non-monetary benefits which the provider firm can give or receive. This list is summary only and any member of staff should contact the Compliance Department for further guidance before deciding whether to give or accept the benefit (* = only if available to independent intermediaries generally):

1.	Gifts, hospitality and promotional competition prizes of a reasonable value.

Gifts and corporate hospitality given to intermediaries must not exceed an aggregate limit of £1,000 per intermediary firm, per calendar year. This limit applies to gifts and corporate hospitality only and excludes conferences, seminars and training events. For large intermediary firms, the £1,000 limit can be applied at regional office level.

In addition, events must be designed for business purposes that result in advisers being able to provide a better service to their customers.

2.	A product provider can assist another firm to promote its packaged products so that the quality of its service to clients is enhanced.

Points (3) to (6) in relation to joint marketing exercises:

3.	Generic product literature (letter heading, leaflets, forms and envelopes) as long as the literature enhances the quality of the service to the client and is not primarily of promotional benefit to the product provider, and the distribution cost is borne by the intermediary

4.	Freepost envelopes*

5.	Product specific literature (for example, key features, minimum information) subject to specific conditions

6.	Draft articles, news items and financial promotions for publication in the intermediary’s magazine as long as any cost borne by the provider firm is not more than market rate and excludes any distribution costs.

7.	Take part or pay towards the cost of seminars and conferences organised by another firm as long as it is:

•	For a genuine business purpose

•	Reasonable and proportionate

Any costs paid should be associated with the level of Baillie Gifford’s participation and by reference to the time that Baillie Gifford staff have played an active role. Baillie Gifford should not be paying all an advisory firm’s costs incurred in running a seminar or conference.

8.	Freephone link *

9.	Technical services

•	Quotations and projections relating to its packaged products and advice on completion of forms or other documents

•	Access to data processing facilities or to data related to the firm’s business

•	Access to 3rd party electronic dealing or quotation systems

•	Software giving information about the firm’s packaged products. Any payments to an intermediary that go beyond that which is required to operate software supplied by Baillie Gifford would not be permitted. Likewise, any payments to develop an intermediary’s general IT systems would not be permitted.

10.	Generic technical information in writing, not necessarily related to the firm’s business* or if it is of a specialist nature is made available to a particular class of intermediary

11.	Training facilities (lectures, venues, written material, software)*

If Baillie Gifford is giving an advisory firm training on the features and benefits of its products or services, the training should be made reasonably available to all advisory firms that could recommend Baillie Gifford’s products, even if only on a first-come, first-served basis.

12.	Reimbursement of reasonable travel and accommodation expenses if the intermediary participates in a training event organised by the firm.

Please note, that whilst this section applies to packaged products, the arrangements in (12) above can also be applied to our institutional business, although consideration must be given to overseas clients with specific code of ethics requirements on inducements.

5.4 FINRA Specific Requirements for Registered Persons of BGFS

Registered persons of BGFS are not permitted to give or receive any gifts of value in excess of $100 per individual per year to another FINRA member’s registers persons.

Small gifts of less than $100 per year per recipient are aggregated toward the annual gift limit. For further information on BGFS’s Gifts and Entertainment policy, please see the BGFS Written Supervisory Procedures.

5.5 Specific Requirements for Employees and Licensed Representatives of BGA(HK)

Employees and Licensed Representatives of BGA(HK) are bound by the HKD equivalent (on a day to day basis) of all GBP values quoted within this policy.

As such, employees and Licensed Representatives are not permitted to give or receive any gift of value in excess of the HKD equivalent of £50 per individual per year. Gifts in excess of this should be reported to Compliance.

5.6 Gifts and Entertainment Recording Procedures

Link to Procedures for Recording Gifts and Entertainment

Link to User Guide for Inputters

Link to User Guide for Heads of Departments

6. Whistleblowing Policy

In 2013 the UK Parliamentary Commission on Banking Standards recommended that banks put in place mechanisms to allow their employees to raise concerns internally (i.e. ‘to blow the whistle’) and that they appoint a senior person to take responsibility for the effectiveness of these arrangements. In 2015, both the PRA and the FCA consulted on a package of rules and guidance (‘Whistleblowing Regulations’) for firms to formalise their whistleblowing procedures. The contents of this policy have been updated to reflect these new requirements. In addition to the PRA and FCA’s regulation there is UK legislation which applies including the Public Interest Disclosure Act 1998 (PIDA) and the Employment Rights Act (1996). The UK is not the only jurisdiction to which whistleblowing applies and other jurisdictions in which Baillie Gifford operates such as the USA and Canada are also in scope for whistleblowing. This policy is designed to ensure compliance with the SEC’s Whistleblower Program created under the Dodd Frank Act and other applicable regulatory measures.

6.1 Scope and Application

This policy applies to Baillie Gifford & Co and all its affiliated companies (Baillie Gifford) and the following relevant individuals:

•	All employees of Baillie Gifford entities

•	Partners of Baillie Gifford & Co

•	Fixed term, temporary and agency staff

•	Interns and summer students

•	Secondees

•	Contractors

•	Non-Executive Directors of Baillie Gifford Life Ltd

This policy puts into practice Baillie Gifford’s support for the spirit and letter of the ‘Whistleblowing Regulations’. These regulations give protection to all relevant individuals who raise concerns about alleged malpractice at work; commonly known as ‘Whistleblowing’. In normal course, we would expect any HR issues or customer complaints to be routed through the established channels for those issues rather than be treated as ‘Whistleblowing’. That said, Baillie Gifford aims to ensure that we do not unknowingly harbour malpractice and we do this by encouraging all relevant individuals to report any concerns that they may have. A ‘reportable concern’ is defined as a concern held by any person in relation to the activities of a firm, including;

a)	Any matter that, if disclosed, would be the subject matter of a protected disclosure, including a breach of any rule;

b)	A failure to comply with the firms’ policies and procedures; and

c)	Behaviour that has or is likely to have an adverse effect on the firm’s reputation or financial well-being

Baillie Gifford will view acts of malpractice seriously and any concerns reported will be investigated promptly and treated confidentially.

This policy is intended to cover serious issues and does not include normal day to day problems or errors which should be reported as quickly as possible to your immediate manager.

6.2 UK Legislation

PIDA states that individuals who make qualifying disclosures of information in the public interest have the right not to suffer detriment by any act or omission of their employer because of the disclosure. A qualifying, protected disclosure is one which, in the reasonable belief of the individual, suggests that one or more of the following has been, is being, or is likely to be committed and is in the public interest:

•	a criminal offence;

•	a failure to comply with any legal obligation;

•	a miscarriage of justice;

•	possible improprieties in matters of financial reporting;

•	the putting of the health and safety of any individual in danger;

•	damage to the environment; or

•	deliberate concealment relating to any of the above.

PIDA protects you in making a disclosure where the disclosure meets the requirements set out above and is made in good faith.

The Employment Rights Act (1996) also considers a protected disclosure as being a qualifying disclosure as defined above made by a ‘worker’ to his employer or other responsible person.

6.3 Obligations for Baillie Gifford

Baillie Gifford is required to establish, maintain and implement appropriate and effective arrangements for the disclosure of reportable concerns internally through a specific, independent and autonomous channel. This includes the appointment of a whistleblowing champion, a whistleblowing policy, and whistleblowing procedures and is to provide protection for those who ‘whistle blow’. Employment contracts and termination agreements have wording on workers’ legal rights on disclosure and should not deter staff from whistleblowing.

6.4 Whistleblowing Champion

Within Baillie Gifford, the whistleblowing champion is the Head of Internal Audit, Lyndsay Cooper (with Evan Delaney, Director of Business Risk and Internal Audit, acting as whistleblowing champion in her absence). The whistleblowing champion has the following responsibilities:

1)	To oversee the development and on going integrity, independence and effectiveness of whistleblowing practices, policies and procedures

2)	To have oversight of the area responsible for dealing with ‘reportable concerns’

3)	To be involved as part of their oversight role for tribunals related to whistleblowing

4)	To prepare / oversee the preparation of the annual board report

6.5 Reporting

Internal arrangements are in place for people to make reportable concerns (report malpractice at work / whistle blow). These arrangements within Baillie Gifford are outlined below.

6.6 Internal Reporting

Any relevant individual who has a serious concern should not hesitate to raise the issue with the whistleblowing champion. Any issues raised will be treated seriously and in confidence. Baillie Gifford gives a firm assurance that there will be no adverse consequences as a result of such a report being made.

Staff should feel able to raise any such concern internally, confident that it will be dealt with properly and that all reasonable steps will be taken to protect you from victimisation.

The format of any investigation may vary depending on the circumstances. Any relevant individual who makes a reportable concern may be required to attend one or more fact finding meetings and can choose to be accompanied by a work colleague. The result of the investigation will be communicated to the individual who has raised the issue as well as to any individual under investigation and any relevant external authorities.

Records are to be kept of the concerns reported, by whom they were reported and the outcome. These concerns are to be reviewed and assessed to determine if they are genuinely reportable concerns, or whether they are more appropriate to be channelled elsewhere in the firm. For example, there may be routine matters which are more appropriate to be dealt with by HR or customer complaints teams.

Whistleblowing concerns can be reported on a named or anonymous basis and relevant individuals can also whistle blow directly to the regulator, without going through the internal process. Any duty of confidentiality that you owe under contract of employment does not preclude your right to raise malpractice concerns either internally or externally under this policy.

6.7 Submitting a Reportable Concern

In the event that a reportable concern is needed to be made, notification should be sent direct to Lyndsay.Cooper@bailliegifford.com or Evan.Delaney@bailliegifford.com.

Should you wish to make a submission on an anonymous basis please send in an envelope marked ‘Private and Confidential’ to Lyndsay Cooper or Evan Delaney. If you are not based in Edinburgh, please address as ‘Private and Confidential’ to the named individual(s) above at Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN.

6.8 External Reporting

The above policy does not prevent individuals from raising serious concerns outside Baillie Gifford. You have the right to raise serious issues outside Baillie Gifford, for example: the police for any illegal act; the FCA (020 7066 9200), the PRA (0203 461 8703) or the Securities Exchange Commission (https://www.sec.gov/whistleblower/) as applicable for a regulatory breach; and Edinburgh City Council’s Environmental Services Department for health and safety issues (0131 529 3030).

If you have reported malpractice internally and you are concerned either by the response or lack of response, or if you feel unable to talk to anyone internally for whatever reason, you can contact the regulators directly using the contact details provided above. PIDA protects you if you contact the FCA or PRA where:

•	you satisfy the test for raising the issue (as described in the introduction to this policy);

•	you reasonably believe the information and any allegations in it are substantially true; and

•	you reasonably believe the FCA or PRA is responsible for the issue in question.

Relevant individuals are able to seek independent advice regarding possible malpractice from an independent organisation called Public Concern at Work (PCAW). Further information regarding PCAW can be found on their website www.pcaw.org.uk or by telephone (020 7404 6609).

6.9 False Accusations

In the event that an accusation was false and found to have been made with malicious intent then it may subsequently be treated as misconduct and dealt with in line with the firm’s Disciplinary Procedure.

6.10 Annual Report

An annual report is to be made to the Management Committee and Baillie Gifford Life Limited Board. There is no prescribed content, other than the requirement to include any details of the whistleblowing employment tribunals which the firm has lost. This report is to be made available to regulators upon request, but is not required to be submitted to the PRA or the FCA.

6.11 Training & Awareness

The ‘whistleblowing’ policy will be brought to the attention of all relevant individuals on joining Baillie Gifford and on a periodic basis thereafter.

7. Acknowledgement and Certification

7.1 Receipt and Acknowledgement of the Code

All members of staff are required to receive a copy of the Code of Ethics and any amendments to the Code of Ethics. All members of staff are required to complete an annual certification, confirming that they have read the Code of Ethics and acknowledging that they are subject to its requirements. Further, all members of staff confirm through the annual certification that they have complied with the Code and that they have disclosed or reported all information required to be disclosed or reported according to the requirements of the Code.

All certifications of receipt of the Code shall be filed with the Compliance Department by submitting a Certificate of Compliance.

7.2 Annual Report to Baillie Gifford Boards

The Head of Compliance will prepare and submit to the appropriate Baillie Gifford Boards an annual report which:

•	certifies that the firm or investment company as appropriate has adopted procedures designed to prevent Access Persons from violating the Code;

•	identifies any violations of the current procedures for personal securities investing and management’s recommended response; and

•	makes any recommended changes in the procedures, as appropriate, based on operating experience under the Code, evolving industry practices or amendments to applicable laws or regulations.

Baillie Gifford & Co Head Office
Calton Square, 1 Greenside Row, Edinburgh EH1 3AN
Telephone +44 (0)131 275 2000 www.bailliegifford.com